EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Waste Management Announces Fourth

Quarter and Full-Year 2012 Earnings

Company Expects Significant Cash Generation in 2013

HOUSTON — February 14, 2013 — Waste Management, Inc. (NYSE: WM) today announced financial results for the fourth quarter and for the year ended December 31, 2012. Revenues for the fourth quarter of 2012 were $3.43 billion compared with $3.41 billion for the same 2011 period. Net income (a) for the quarter was $224 million, or $0.48 per diluted share, compared with $266 million, or $0.58 per diluted share, for the fourth quarter of 2011. Adjusting for certain items, net income would have been $267 million, or $0.57 per diluted share, in the fourth quarter of 2012 compared with $289 million, or $0.63 per diluted share, in the fourth quarter of 2011.(b)

For the full year 2012, the Company reported revenues of $13.65 billion compared with $13.38 billion for 2011. Earnings per diluted share were $1.76 for the full year 2012 compared with $2.04 for the full year 2011. On an as-adjusted basis taking into account several items that impacted the full year results, earnings per diluted share were $2.08 for the full year 2012 and $2.14 for the full-year 2011.(b)

As-adjusted results in the fourth quarter of 2012 excluded a negative $0.09 per diluted share impact resulting from the following:

•	A total of $27 million in after-tax impacts from charges for asset impairments, legal reserves and discount rate adjustments; and

•	A total of $16 million in after-tax impacts from charges for restructuring and Oakleaf integration costs.

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “Our fourth quarter was in line with our expectations. Our internal revenue growth from yield in the fourth quarter was at its highest level for the year. This should provide a nice tailwind for improved yield in 2013 — something every manager will be focused on in 2013. In addition, we continued to see the benefit of our second quarter reorganization. These improvements were partially offset by increased costs for operations labor and repair and maintenance.

“During 2012, we continued to produce strong cash flows from operating activities and return cash to our shareholders. We met our goal of $800 million to $850 million of free cash flow, generating $829 million of free cash. We expect to grow free cash flow by 33% to 45% in 2013. We returned $658 million to our shareholders in 2013 through our dividend, which our Board has indicated will increase in 2013 to $1.46 per share annually.”

KEY HIGHLIGHTS FOR THE FOURTH QUARTER 2012 AND THE FULL YEAR 2012

•	Revenue in the fourth quarter increased by 0.8%, or $28 million. For the full year, revenue increased by 2.0%, or $271 million.

•	Internal revenue growth from yield for collection and disposal operations was 0.9% for the fourth quarter and 0.8% for the full year. Adjusting for contract changes related to the Company’s South Florida waste-to-energy plants, internal revenue growth from yield for collection and disposal operations was 1.1% in the fourth quarter and 1.0% for the full year.

FOR MORE INFORMATION

Waste Management

Web site

www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Lynn Brown

713.394.5093

lynnbrown@wm.com

•	Core price increases, which consist of price increases and fees (excluding fuel surcharges), net of rollbacks, were 2.5% for the fourth quarter and 2.8% for the full year.

•	Internal revenue growth from volume was 0.4% for the fourth quarter and 0.5% for the full year.

•	Recycling and electricity commodities pricing had a negative impact of $0.04 per diluted share in the fourth quarter when compared to the fourth quarter of 2011. For the full year, commodities pricing had a negative impact of $0.25 per diluted share when compared to the full year of 2011.

•

Operating expenses increased by $79 million in the fourth quarter and $338 million for the full year. Adjusting for the items excluded in calculating the Company’s as-adjusted earnings, operating expenses increased by $71 million in the fourth quarter and $326 million for the full year.(b) In the fourth quarter, the majority of the increases were for costs associated with operating recently acquired businesses, labor, and repair and maintenance.

•	SG&A expenses in the fourth quarter improved to 10.4% of revenue from 11.9% in the prior year period, and for the full year improved to 10.8% of revenue from 11.6% in the prior year.

•

In the fourth quarter, net cash provided by operating activities was $577 million; capital expenditures were $378 million; and free cash flow was $215 million.(b) For the full year 2012, net cash provided by operating activities was $2.3 billion; capital expenditures were $1.51 billion; and free cash flow was $829 million.(b)

•	The Company returned $165 million to shareholders in the fourth quarter in dividends. For the full year, the Company returned $658 million to shareholders in dividends.

•	The effective tax rate was approximately 32.4% in the fourth quarter and approximately 34.0% for the full year.

2013 OUTLOOK

The Company announced the following with regard to its financial outlook for 2013:

•	2013 adjusted earnings per diluted share are expected to be between $2.15 and $2.20.(b)

•	Internal revenue growth from yield on the collection and disposal business is expected to be between 1.0% and 1.5%. Internal revenue growth from volume is expected to be between 0.5% and 1.0%.

•	Recycling commodity sales prices are expected to have a negative $0.02 impact on earnings per diluted share in 2013, compared with the prior year.

•	Results from the Company’s waste-to-energy operations are expected to have a negative $0.02 impact on earnings per diluted share, compared with the prior year.

•	The tax rate is expected to be approximately 35.0%.

•	Capital expenditures are expected to be approximately $1.3 to $1.4 billion.

•	Free cash flow is projected to be approximately $1.1 to $1.2 billion without the benefit of any divestitures.(b) Any divestitures would increase free cash flow.

•	The Board of Directors has announced its intention to increase the dividend to $1.46 per share on an annual basis, at an approximate annual cost of $680 million. The Board must separately declare each dividend. The Board has authorized up to $500 million in share repurchases. The amount of share repurchases will depend on a number of factors, including changes from expected levels of capital expenditures, business acquisitions, investments and debt repayments.

Steiner concluded, “Based upon all of our assumptions, we forecast full-year adjusted earnings to be in the range of $2.15 to $2.20 per diluted share.(b) Capital expenditures are projected to be about $1.3 to $1.4 billion; and our free cash flow for 2013 is estimated to be approximately $1.1 to $1.2 billion.(b) We expect to continue to use our free cash to pay our dividend, to reduce debt, and to repurchase shares, as well as to make appropriate acquisitions and investments in our business. These acquisitions and investments will be predominantly in our core businesses of solid waste and recycling.

“In 2013 we expect to see increased internal revenue growth from yield and volume, as well as the ongoing benefit from our cost savings programs. We are forecasting modest earnings per share growth in 2013 of between 3% and 6%, but strong free cash flow growth of between 33% and 45%. Our projected earnings growth is being impacted by about $120 million of compensation headwinds from accruals that we expect in 2013 assuming target payout of our annual and long-term incentive plans, compared to significantly lower incentive compensation expense in 2012. Without this accrual, our forecasted earnings would be $0.15 per share higher. We do not expect this same headwind in 2014, so based on current conditions and assumptions, we expect to see more normalized earnings growth of 8% to 12% in 2014.”

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”
(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share, and operating expenses have been presented in certain instances excluding special items noted in this press release.

The Company’s projected full year 2013 earnings per diluted share are not GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2013 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nonetheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The quantitative reconciliations of non-GAAP measures used herein, other than projected earnings per diluted share, to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the fourth quarter and full year 2012 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 88156298 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, February 14, 2013 through 5:00 PM (Eastern) on Thursday, March 1, 2013. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 88156298.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to, all of the statements under the heading “2013 Outlook” (which includes 2013 earnings per diluted share; 2013 free cash flow; 2013 capital expenditures; future internal revenue growth from yield and volume; future recycling commodity prices; results from waste-to-energy operations; expected tax rate; and future dividends and share repurchases), as well as statements regarding 2013 compensation and accruals, future debt reduction, future acquisitions and investments, and earnings or cash generation in 2014. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

###

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2012	2011
Operating revenues	$3,434	$3,406
Costs and expenses:
Operating	2,224	2,145
Selling, general and administrative	356	407
Depreciation and amortization	326	294
Restructuring	16	4
(Income) expense from divestitures, asset impairments and unusual items	28	4

	2,950	2,854

Income from operations	484	552

Other income (expense):
Interest expense	(122)	(123)
Interest income	—	2
Equity in net losses of unconsolidated entities	(11)	(11)
Other, net	(2)	(8)

	(135)	(140)

Income before income taxes	349	412
Provision for income taxes	114	134

Consolidated net income	235	278
Less : Net income attributable to noncontrolling interests	11	12

Net income attributable to Waste Management, Inc.	$224	$266

Basic earnings per common share	$0.48	$0.58

Diluted earnings per common share	$0.48	$0.58

Basic common shares outstanding	464.3	460.8

Diluted common shares outstanding	464.8	462.3

Cash dividends declared per common share	$0.355	$0.34

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2012	2011
EPS Calculation:
Net income attributable to Waste Management, Inc.	$224	$266

Number of common shares outstanding at end of period	464.2	460.5
Effect of using weighted average common shares outstanding	0.1	0.3

Weighted average basic common shares outstanding	464.3	460.8
Dilutive effect of equity-based compensation awards and other contingently issuable shares	0.5	1.5

Weighted average diluted common shares outstanding	464.8	462.3

Basic earnings per common share	$0.48	$0.58

Diluted earnings per common share	$0.48	$0.58

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Years Ended December 31,
	2012	2011
Operating revenues	$13,649	$13,378
Costs and expenses:
Operating	8,879	8,541
Selling, general and administrative	1,472	1,551
Depreciation and amortization	1,297	1,229
Restructuring	67	19
(Income) expense from divestitures, asset impairments and unusual items	83	10

	11,798	11,350

Income from operations	1,851	2,028

Other income (expense):
Interest expense	(488)	(481)
Interest income	4	8
Equity in net losses of unconsolidated entities	(46)	(31)
Other, net	(18)	(4)

	(548)	(508)

Income before income taxes	1,303	1,520
Provision for income taxes	443	511

Consolidated net income	860	1,009
Less : Net income attributable to noncontrolling interests	43	48

Net income attributable to Waste Management, Inc.	$817	$961

Basic earnings per common share	$1.76	$2.05

Diluted earnings per common share	$1.76	$2.04

Basic common shares outstanding	463.6	469.7

Diluted common shares outstanding	464.4	471.4

Cash dividends declared per common share	$1.42	$1.36

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Years Ended December 31,
	2012	2011
EPS Calculation:
Net income attributable to Waste Management, Inc.	$817	$961

Number of common shares outstanding at end of period	464.2	460.5
Effect of using weighted average common shares outstanding	(0.6)	9.2

Weighted average basic common shares outstanding	463.6	469.7
Dilutive effect of equity-based compensation awards and other contingently issuable shares	0.8	1.7

Weighted average diluted common shares outstanding	464.4	471.4

Basic earnings per common share	$1.76	$2.05

Diluted earnings per common share	$1.76	$2.04

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	December 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$194	$258
Receivables, net	1,839	1,775
Other	390	346

Total current assets	2,423	2,379
Property and equipment, net	12,651	12,242
Goodwill	6,291	6,215
Other intangible assets, net	397	457
Other assets	1,335	1,276

Total assets	$23,097	$22,569

Liabilities and Equity
Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,293	$2,437
Current portion of long-term debt	743	631

Total current liabilities	3,036	3,068
Long-term debt, less current portion	9,173	9,125
Other liabilities	4,213	3,986

Total liabilities	16,422	16,179

Equity:
Waste Management, Inc. stockholders’ equity	6,354	6,070
Noncontrolling interests	321	320

Total equity	6,675	6,390

Total liabilities and equity	$23,097	$22,569

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Years Ended December 31,
	2012	2011
Cash flows from operating activities:
Consolidated net income	$860	$1,009
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,297	1,229
Other	356	403
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(218)	(172)

Net cash provided by operating activities	2,295	2,469

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(250)	(867)
Capital expenditures	(1,510)	(1,324)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	44	36
Investments in unconsolidated entities	(77)	(155)
Net receipts from restricted trust and escrow accounts, and other	(37)	125

Net cash used in investing activities	(1,830)	(2,185)

Cash flows from financing activities:
New borrowings	1,180	1,201
Debt repayments	(1,058)	(503)
Common stock repurchases	—	(575)
Cash dividends	(658)	(637)
Exercise of common stock options	43	45
Other, net	(37)	(97)

Net cash used in financing activities	(530)	(566)

Effect of exchange rate changes on cash and cash equivalents	1	1

Increase (decrease) in cash and cash equivalents	(64)	(281)
Cash and cash equivalents at beginning of period	258	539

Cash and cash equivalents at end of period	$194	$258

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2012	2012	2011
Operating Revenues by Lines of Business
Collection
Commercial (a)	$846	$851	$879
Residential	652	644	656
Industrial	538	553	517
Other	70	71	67

Total Collection	2,106	2,119	2,119
Landfill	689	705	671
Transfer	335	332	315
Wheelabrator	215	218	213
Recycling	330	316	353
Other	385	393	251
Intercompany (b)	(626)	(622)	(516)

Operating revenues	$3,434	$3,461	$3,406

	Quarters Ended
	December 31, 2012		December 31, 2011
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$(35)	-1.0%	$46	1.5%
Volume	14	0.4%	(20)	-0.6%

Internal revenue growth	(21)	-0.6%	26	0.9%
Acquisition	45	1.3%	194	6.0%
Divestitures	(2)	-0.1%	—	—
Foreign currency translation	6	0.2%	(1)	0.0%

	$28	0.8%	$219	6.9%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection, landfill and transfer	$29	1.1%	$43	1.7%
Waste-to-energy disposal	(3)	-2.8%	(5)	-4.2%

Collection and disposal	26	0.9%	38	1.4%
Recycling commodities	(83)	-23.2%	(20)	-5.8%
Electricity	6	9.1%	(6)	-8.5%
Fuel surcharges and mandated fees	16	10.3%	34	27.9%

Total	$(35)	-1.0%	$46	1.5%

	Quarters Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Free Cash Flow Analysis (c)
Net cash provided by operating activities	$577	$732	$2,295	$2,469
Capital expenditures	(378)	(415)	(1,510)	(1,324)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets (d)	16	14	44	53

Free cash flow	$215	$331	$829	$1,198

(a)	During 2012, our revenues resulting from subcontracting work for our National Accounts customers has been reclassified from our Commercial Collection line of business to our Other line of business. For the three months ended September 30, 2012 and December 31, 2011, $4.0 million and $25.0 million, respectively, of these subcontract revenues were included in our Commercial Collection line of business.
(b)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(c)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.
(d)	Proceeds for the year ended December 31, 2011 includes the repayment of a $17.0 million note receivable from a prior year divestiture. This repayment is included as a component of “Net receipts from restricted trust and escrow accounts, and other” in our Condensed Consolidated Statement of Cash Flows.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2012	2012	2011
Balance Sheet Data
Cash and cash equivalents	$194	$398	$258

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,916	$9,992	$9,756
Total equity	6,675	6,612	6,390

Total capital	$16,591	$16,604	$16,146

Debt-to-total capital	59.8%	60.2%	60.4%

Capitalized interest	$6	$5	$8

Acquisition Summary (a)
Gross annualized revenue acquired	$55	$20	$169

Total consideration	$76	$26	$237

Cash paid for acquisitions	$72	$24	$222

Other Operational Data
Internalization of waste, based on disposal costs	67.0%	66.9%	68.3%

Total landfill disposal volumes (tons in millions)	23.6	23.9	22.7
Total waste-to-energy disposal volumes (tons in millions)	2.0	2.0	2.0

Total disposal volumes (tons in millions)	25.6	25.9	24.7

Active landfills	269	270	271

Landfills reporting volume	254	259	254

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$86.2	$86.7	$84.5
Asset retirement costs	5.0	19.1	(12.3)

Total landfill amortization expense (b)(c)	91.2	105.8	72.2
Accretion and other related expense	17.9	17.1	17.7

Landfill amortization, accretion and other related expense	$109.1	$122.9	$89.9

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods. Note that cash paid for acquisitions may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended December 31, 2012 as compared to the quarter ended September 30, 2012 reflects a decrease in amortization expense of approximately $14.6 million, primarily due to changes in landfill estimates identified in both quarters, as volumes remained consistent quarter-over-quarter.
(c)	The quarter ended December 31, 2012 as compared to the quarter ended December 31, 2011 reflects an increase in amortization expense of approximately $19.0 million. Approximately $17 million is due to changes in landfill estimates identified in both quarters.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended December 31, 2012		Quarter Ended December 31, 2011
Adjusted Net income and Diluted Earnings Per Share	After-tax Amount(a)	Per Share Amount	After-tax Amount (a)	Per Share Amount
Net income and Diluted EPS, as reported	$224	$0.48	$266	$0.58
Adjustments to Net income and Diluted EPS:
Asset impairments, legal reserves and landfill operating costs (b)	27		3
Restructuring charges and Oakleaf related integration activities	16		4
Litigation	—		16

	43	0.09	23	0.05

Net income and Diluted EPS, as adjusted	$267	$0.57	$289	$0.63

	Year Ended December 31, 2012		Year Ended December 31, 2011
Adjusted Net income and Diluted Earnings Per Share	After-tax Amount (a)	Per Share Amount	After-tax Amount (a)	Per Share Amount
Net income and Diluted EPS, as reported	$817	$1.76	$961	$2.04
Adjustments to Net income and Diluted EPS:
Asset impairments (c)	84		7
Restructuring	41		11
Oakleaf related integration activities	9		7
Legal reserve and landfill operating costs (d)	6		5
Partial withdrawal from multiemployer pension plan	6		—
Labor dispute	3		—
Litigation	—		16

	149	0.32	46	0.10

Net income and Diluted EPS, as adjusted	$966	$2.08	$1,007	$2.14

(a)	Please see the “Adjusted tax expense reconciliation” for the tax expense associated with each of the after-tax adjustments to net income and diluted EPS in the fourth quarter and full year of 2012 and 2011.
(b)	Adjustments in the fourth quarter of 2012 include impairment charges associated with certain of our investments in unconsolidated entities that are included in the “Other, net” financial caption, as well as impairment charges associated with assets in the “Asset Impairments and Unusual Items” financial caption. Adjustments in the fourth quarter of 2012 consist of $21 million of asset impairment charges and $6 million in legal reserves and landfill operating costs. Adjustments in the fourth quarter of 2011 consist of asset impairment charges of $3 million.
(c)	Adjustments in 2012 consist of impairment charges associated with certain of our investments in unconsolidated entities that are included in the “Equity in Earnings/Losses of Unconsolidated Entities” and “Other, net” financial captions, as well as impairment charges associated with assets in the “Asset Impairments and Unusual Items” financial caption.
(d)	Adjustments in 2012 consist of an aggregate after-tax charge of $6 million related to legal reserves and changes in risk-free interest rates. Adjustments in 2011 consist of a net after-tax charge resulting from an $11 million charge due to changes in risk-free interest rates partially offset by an after-tax benefit of $6 million due to decreases in environmental remediation reserves and closure and post-closure costs.

(9)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarters Ended December 31,
Adjusted Operating Expenses	2012	2011(e)
Operating Expenses, as reported	$2,224	$2,145
Adjustments to Operating Expenses
Legal reserves and landfill operating costs	(10)	—
Oakleaf related integration activities	—	(2)

Adjusted Operating Expenses (f)	$2,214	$2,143

	Years Ended December 31,
Adjusted Operating Expenses	2012	2011(e)
Operating Expenses, as reported	$8,879	$8,541
Adjustments to Operating Expenses
Partial withdrawal from multiemployer pension plan	(10)	—
Legal reserves and landfill operating costs (g)	(10)	(8)
Labor dispute	(6)	—
Oakleaf related integration activities	—	(6)

Adjusted Operating Expenses (h)	$8,853	$8,527

Full Year 2013 Free Cash Flow Reconciliation (i)	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,500	$2,500
Capital expenditures	(1,400)	(1,300)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	—	—

	$1,100	$1,200

(e)	Our financial results for the fourth quarter and full year 2011 were adjusted to exclude the impact of our then recently acquired Oakleaf operations. However, for purposes of this year-over-year comparison, we have included the impact of the Oakleaf operations in the results of both 2012 and 2011, except for certain integration costs.
(f)	Adjusted operating expenses for fourth quarter 2012 increased $71 million as compared with fourth quarter 2011.
(g)	Adjustments in 2012 were primarily comprised of $7 million in legal reserves and landfill operating costs of $3 million. Adjustments in 2011 were primarily comprised of a $17 million charge due to changes in risk-free interest rates partially offset by a $9 million benefit from decreases in environmental remediation reserves and closure and post-closure costs.
(h)	Adjusted operating expenses for full year 2012 increased $326 million as compared with full year 2011.
(i)	The reconciliation illustrates two scenarios that show our projected free cash flow for 2013. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(10)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended December 31, 2012		Quarter Ended December 31, 2011
Adjusted tax expense reconciliation	Pre-tax Income	Tax Expense	Pre-tax Income	Tax Expense
As reported amounts	$349	$114	$412	$134
Adjustments to Tax Expense:
Asset impairments, legal reserves and landfill operating costs	41	14	4	1
Restructuring charges and Oakleaf related integration activities	25	9	7	3
Litigation	—	—	24	8

As adjusted amounts	$415	$137	$447	$146

	Year Ended December 31, 2012		Year Ended December 31, 2011
Adjusted tax expense reconciliation	Pre-tax Income	Tax Expense	Pre-tax Income	Tax Expense
As reported amounts	$1,303	$443	$1,520	$511
Adjustments to Tax Expense:
Asset impairments	112	28	10	3
Restructuring	67	26	17	6
Oakleaf related integration activities	15	6	11	4
Legal reserve and landfill operating costs	10	4	8	3
Partial withdrawal from multiemployer pension plan	10	4	—	—
Labor dispute	6	3	—	—
Litigation	—	—	24	8

As adjusted amounts	$1,523	$514	$1,590	$535

(11)